FORM OF ADMINISTRATION AGREEMENT

     AGREEMENT, made as of the ____ day of __________, 2002, by and between the DB Hedge Strategies Fund LLC, a Delaware limited liability company (the "Fund") and DB Investment Managers, Inc., a Delaware corporation (the "Administrator").

     WHEREAS, the Fund is a closed-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act") and the Administrator is an investment adviser registered under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Fund desires the Administrator to render administrative services to the Fund, and the Administrator is willing to render such services upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

2. Administrative Services. Subject to the general supervision of the Board of Directors of the Fund, the Administrator will, at its own expense:

          (i) furnish to the Fund the services of its employees and agents in the management and conduct of the corporate business and affairs of the Fund;

          (ii) supervise and manage all aspects of the Fund's operations other than portfolio management and distribution, as such services are described in the Fund's Investment Management Agreement and Underwriting and Distribution Services Agreement, respectively;

          (iii)   provide   the  Fund  with  such   executive,   administrative,
          accounting, clerical and bookkeeping services as are deemed advisable by the Funds Board of Directors;

          (iv) provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery, supplies and similar items for any offices as are deemed advisable by the Fund's Board of Directors;

          (v)   monitor   and  review  the  Fund's   contracted   services   and
          expenditures, including the services provided under the Sub-Administration Agreement and services provided by the independent auditors and legal counsel;

          (vi) provide the Fund with such administrative and clerical services for the maintenance of certain Member records as are deemed advisable by the Fund's Board of Directors;

          (vii) provide the Fund with, or obtain for it, such appropriate transfer agency services and services related to payment of
          distributions   as  are  deemed  advisable  by  the  Fund's  Board  of
          Directors;

          (viii) provide the Fund with, or obtain for it, such appropriate fund accounting services as are deemed advisable by the Fund's Board of Directors;

          (ix) prepare or supervise the preparation of periodic reports to the Fund's Members and prepare and file, with such advice of counsel as reasonably deemed necessary by the Administrator, such documents and other papers as may be required to comply with the rules, regulations and requirements of the Securities and Exchange Commission ("SEC") and other appropriate governmental agencies, whether state or federal;

          (x) supervise regulatory compliance matters, including, but not limited to, the compilation of information for reports to, and filings with, the SEC and other appropriate governmental agencies, whether state or federal; and

          (xi) report to the Board of Directors of the Fund concerning its activities pursuant to this Agreement at regular meetings of the Board and at such other times as the Board may reasonably request.

3. Allocation of Charges and Expenses. Each party shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Fund, the services of such of its partners, officers and employees as may duly be elected officers or Directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law. The Administrator will not be required to pay any expenses of the Fund other than those specifically allocated to the Administrator in Sections 2, 3 and
     6. In particular, but without limiting the generality of the foregoing, the Administrator will not be required to pay: (i) fees and expenses of any investment adviser of the Fund; (ii) organizational expenses of the Fund;
     (iii) fees and expenses incurred by the Fund in connection with membership in investment company organizations; (iv) brokers' commissions, transfer taxes, fees and other expenses connected with the acquisition, disposition and valuation of securities and other investments; (v) fees and charges for portfolio pricing services to a pricing agent, if any; (vi) outside legal, accounting or auditing expenses; (vii) interest, insurance premiums, taxes or governmental fees; (viii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business; (ix) the cost of preparing stock certificates or any other expenses, including, without limitation, clerical expenses of issue, redemption or repurchase of units of interest of the Fund; (x) the expenses of and fees for registering or qualifying units of interest of the Fund for sale and of maintaining the registration of the Fund and registering the Fund as a broker or a dealer, if applicable; (xi) the fees and expenses of Directors of the Fund who are not "interested persons" of the Fund; (xii) out-of-pocket travel expenses for all Directors and other expenses incurred by the Fund in connection with Directors' meetings; (xiii) the cost of typesetting, printing and distributing reports and notices to Members, the SEC and other regulatory authorities; (xiv) any direct charges to Members approved by the Board of Directors of the Fund; or (xv) costs in connection with annual or special meetings of Members, including proxy material preparation, printing and mailing. The Administrator shall not be required to pay expenses of activities that are primarily intended to result in sales of units of interest of the Fund.

     4.   Compensation of the Administrator.

          (a) For all services to be rendered and payments made as provided in Sections 2 and 3 hereof, the Fund will pay the Administrator on the last day of each month a fee at an annual rate equal to a percentage of the Fund's month-end net assets, including assets attributable to the investment adviser (or its affiliates) and before giving effect to any redemptions by the Fund of units of interest of the Fund as set forth in Appendix A hereto. If this Agreement shall terminate before the last day of a month, compensation for that part of the month that this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fee as set forth above.

          (b) In addition to the foregoing, the Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Administrator. Any such fee reduction or undertaking may be discontinued or modified by the Administrator at any time.

5. Other Interests. It is understood that the Directors and officers of the Fund and Members of the Fund are or may become interested in the Administrator as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator are or may become similarly interested in the Fund, and that the Administrator is or may become interested in the Fund as Member or otherwise. It is also understood that directors, officers, employees and shareholders of the Administrator are or may become interested (as directors, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) controlling, controlled by or under common control with the Administrator or which may in the future organize, sponsor or acquire, or with which it may merge or consolidate, and that the Administrator or its affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

6. Sub-Administrators. The Administrator may employ, at its own expense, one or more sub-administrators (including one or more of the Administrator's affiliates) from time to time to perform such of the acts and services of the Administrator and upon such terms and conditions as may be agreed upon between the Administrator and such sub-administrators.

7.   Compliance. The  Administrator  shall  observe  and comply with the Fund's
     Certificate of Formation of Limited Liability Company, the Limited Liability Company Operating Agreement, the Fund's Registration Statement, any and all applicable federal and state securities laws, all lawful resolutions of the Fund's Board of Directors and other lawful orders and directions given from time to time by the Directors. All activities engaged in by the Administrator under this Agreement shall be at all times subject to the control of and review by the Board of Directors.

8. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains or causes to be maintained for the Fund are the property of the Fund and further agrees to surrender promptly to the Funds any of such records upon the Fund's request. The Administrator further agrees to preserve or cause to be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

9. Limitation of Liability of Administrator and Fund. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement. Any person, even though also employed by the Administrator, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as its employee or agent. It is understood and expressly stipulated that none of the Directors or Members of the Fund shall be personally liable hereunder. None of the Directors, officers, agents or Members of the Fund assume any personal liability for obligations entered into on behalf of the Fund. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

10. Name of the Fund. The Fund hereby agrees that in the event that neither the Administrator nor any of its affiliates acts as the Administrator or investment adviser to the Fund, the name of the Fund will not be one that suggests an affiliation with the Administrator or affiliates of the Administrator.

11. Certain Definitions. The term "interested persons" when used herein shall have the meaning specified in the Investment Company Act of 1940, as amended, as now in effect or as hereafter amended subject however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. Duration and Termination of this Agreement. This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Fund. After its initial term, this Agreement may, on 60 days' written notice to the other party, be terminated at any time without the payment of any penalty by the Fund or by the Administrator.

13. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 DB HEDGE STRATEGIES FUND LLC


                                 By:  ______________________________
                                      Richard T. Hale, President



                                 DB INVESTMENT MANAGERS, INC.


                                 By:  ______________________________
                                      Joshua A. Weinreich, President

                                   Appendix A




                                SCHEDULE OF FEES


Fund                                                 Fee
DB Hedge Strategies Fund LLC                         0.25%